Hooper Holmes
2010 Second Quarter Financial Results
August 6, 2010

Operator:  Ladies and gentlemen, thank you for standing by, and welcome to the Hooper Holmes 2010 Second Quarter Financial Results conference call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star followed by the one on your touch-tone phone.  Please press star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.

I would now like to turn the conference over to Andrew Berger of SM Berger & Co.  Please go ahead, sir.

Andrew Berger:  Thanks.  On behalf of the management of Hooper Holmes, we are extremely pleased that you have taken the time to participate in our conference call, and thank you for joining us to discuss the company’s 2010 second quarter financial results and business outlook.

Before I introduce management, I would like to remind everyone that certain statements made during the course of this conference call, especially those that state management’s intentions, hopes, beliefs, expectations or predictions for the future are forward-looking statements.  It is important to remember that the company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained in the company’s Annual Report on Form 10-K, copies of which may be obtained by contacting either the company or the SEC.

By now you should have received a copy of the news release, which was issued this morning before the market opened.  If you have not received a copy, please call me, Andrew Berger, at 216-464-6400 and I will send a copy to you.

Participating in the call today are Roy Bubbs, Hooper Holmes' President and Chief Executive Officer, and Michael Shea, Senior Vice President and Chief Financial Officer and Treasurer.

At this time I will turn the call over to Roy Bubbs.  Roy?

Roy Bubbs:  Thank you, Andrew, and good morning, everybody, and thank you for joining us today.  As you saw in our press release this morning, the economy continues to challenge the insurance industry.  However, we were able to generate cash in this environment.  During the quarter, cash from operations totaled $2.8 million, and for the first half of 2010, cash from operations totaled 4.7 million.

Our capital expenditures for the first half were 1.7 million.  As a result, we generated $3 million of free cash flow in the first half of 2010.  That is a considerable improvement over prior year period.

Three of our divisions, Portamedic, Heritage Labs, and Hooper Holmes Health & Wellness were profitable during the quarter with cost controls.  However, the Hooper Holmes Services division lost 900,000, which is unacceptable.  Management is taking further action to eliminate that loss, including reducing positions in management and operations, expanding outsource activities to reduce costs, renegotiating the vendor contracts, and consolidating leased office space.

Without those losses in our Services business, the company would've made nearly an additional million dollars, or approximately a 2% operating profit.  Efforts are still underway to drive us towards our 5% goal of profitability, which we may achieve as early as Q4.

Revenue growth continues to be a top priority.  We have implemented a number of target plans, and I will share some of the elements of these plans later.

Now, Michael will discuss our financial performance, and I'll return with additional comments.  Michael?

Michael Shea:  Thank you, Roy, and good morning, everyone.  For the second quarter 2010 our consolidated revenues decreased 12% to 40.7 million compared to 46.2 million in the second quarter of 2009.  Our net income for the quarter was 1.2 million or $0.02 per share, compared to a net loss of 0.5 million or $0.01 per share in the prior year period.

Our second quarter 2010 net income includes a $1.6 million reduction in a previously established reserve for interest and penalties pertaining to unclaimed property.  Our second quarter net income also includes 0.1 million of restructuring charges, while the prior year loss includes 0.7 million related to restructuring and other charges.

As for revenues in the second quarter, our Portamedic revenues decreased approximately 13% to 30.1 million.  This revenue decline is a result of a reduction in paramedical exams completed of approximately 15% in comparison to the prior year period, partially offset by a 0.4% increase in revenue per exam.

Heritage Labs revenues totaled 2.8 million in the second quarter, a decline of 10% from the prior year, primarily due to reduced demand for our lab testing services and specimen collection kits.

Revenues for our Health & Wellness business were up in comparison to the prior year, increasing approximately 18% to 2.3 million in the second quarter of 2010, while our Hooper Holmes Services revenues decreased 15% to 5.5 million, primarily resulting from reduced demand for our medical records collection services.

Our consolidated gross margin for the second quarter of 2010 was 26.5% compared to 28% in the prior year.  While SG&A expense totaled 11 million in the second quarter, a decrease of approximately 1.7 million or 13% from the prior year period.  This reduction in SG&A is primarily a result of cost reduction actions implemented during the past several quarters, along with reduced accelerated depreciation expense pertaining to our current IT customer ordering system.

Regarding our balance sheet, working capital at June 30th, 2010 was 31.9 million, including 19.5 million in cash and cash equivalents, and no debt outstanding.  Accounts receivable totaled 20.1 million, with days sales outstanding of 44 days.

Regarding cash flows, cash provided by operations approximated 2.8 million in the second quarter of 2010.  Capital expenditures for the quarter were approximately 1.1 million.

And with that, I'll turn the call back to Roy.

Roy Bubbs: Thanks, Mike.  Well, I'd like to elaborate on some of the actions that we've taken to drive growth.  The first is iParamed.  During the quarter we introduced iParamed, a new technology platform that delivers a single complete digital case file for any life applicant.  One of the features is an electronic exam that sends structured data into our customers' underwriting or workflow systems.  IParamed is important because it will help our customers place more business faster, and at significantly lower cost.  It eliminates re-entering data, it improves underwriting accuracy, and will only require one touch with an applicant.  We believe iParamed will reduce our customers' total cost of underwriting by as much as 50%.

IParamed will improve our sales and our client relationships, but will reduce costs for our company as well as our clients, and increase our revenues.  We believe iParamed will lead to increased profits consistent with our 5% goal.

Seven of our largest customers have already signed up, and we are in discussions with many more.  The rollout is on track, and examiner training is beginning now in 10 cities.  While we started with the life industry, we have also designed this platform to work in growing healthcare markets.  We believe we will see advantages throughout our business.

Another growth initiative is new Portamedic revenue from non-life insurance customers.  Exams from new health plan and Medicare Advantage customers are now ramping up.  A new Blue Cross/Blue Shield customer is also starting in the beginning of September.

Our third growth initiative is bringing in new lab testing customers at Heritage Labs.  We believe our focus on mortality data and biostatistics is paying off.  We brought in two new accounts in the second quarter, and we have received positive feedback on proposals now being reviewed by three new prospects.  We believe lab revenue will improve in the second half of the year.

Our next major initiative is Health & Wellness.  This division added four new customers in the second quarter, bringing total customers to 58.  New revenue initiatives are expanding, including Diabetes Know Now!, where three organizations have signed to sponsor our program, along with using A1c testing kits from Heritage Labs.

We continue to develop and pilot new health services.  For example, we are developing a program to reduce hospital readmissions for Medicare patients with diabetes.  Another program is underway to equip examiners to do local screenings, and we are developing a third initiative to provide coaching services that engage patients in taking responsibility for improving their health.

We have a strong Health & Wellness pipeline for the second half of the year, and we are confident about continuing our double digit growth for 2010.

As I mentioned earlier, eliminating losses in the Hooper Holmes Services division is a top priority.  One bright spot in this unit has been underwriting services revenue, which increased over the prior year period.  During the quarter, another new customer also chose us to manage their application processing for a major new universal life product.  We expect to see revenue impact from this new contract in the back half of this year.  We are focused on accelerating cost reduction in this unit, increasing revenue, and on returning to sustained profitability in the fourth quarter.

SG&A declined during the quarter some 13% below the prior year.  We believe we are tightly managing costs, and that our shareholders will benefit from sustained profitability as the outlook for the life insurance industry rebounds, and as our revenue from new Health & Wellness services grows.

To recap, our iParamed platform is being well received.  It increases our industry visibility, and gives customers important new reasons to choose Hooper Holmes.  Our Health & Wellness business continues to deliver double digit growth, and we will continue to expand our range of health service care to healthcare services.

We have generated cash from operations in a difficult economy.  Efforts are still underway to drive us toward our goal of 5%, which we may achieve as early as Q4.  The long-term trends are positive, primarily because of our more efficient cost structure.  We believe the focus on prevention and wellness that characterizes health reform will bring new opportunities for Hooper Holmes to provide services that improve outcomes, engage patients, and reduce healthcare costs.

We are implementing focused action plans for growth that have management's full attention, and management and the Board continue to pursue short-term operational improvements, and broader strategic initiatives.

With that, thank you very much for your time this morning, and now we open the phone for questions.

Operator:  Thank you, sir.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star followed by the one on your touch-tone phone.  If you would like to withdraw your question, please press the star followed by the two.  If you are using speaker equipment, you will need to lift the handset before making your selection.  One moment, please.

And first question is from the line of Dennis Van Zelfden with Brazos Research.  Please go ahead.

Dennis Van Zelfden:  Good morning, gentlemen.  My first question I guess would be for Mike; just a couple of housekeeping issues.  Mike, what was EBITDA in the quarter?

Michael Shea:  EBITDA in the second quarter was 2.5 million.  Cash flow from operations was 2.8 million for the second quarter.

Dennis Van Zelfden:  Okay, looking at the full year, now how much of this extra depreciation is left?

Michael Shea: The accelerated depreciation left in the second half is approximately 0.4 million.  There'll be another 200,000 in Q3, another 200,000 in Q4.

Dennis Van Zelfden:   And that'll be the end of it, right?

Michael Shea:  That'll be the end of it.  The new system gets implemented January 1.

Dennis Van Zelfden:  Okay.  Now, from a cash flow perspective, how much regular depreciation do you have—do you think you will have for the full year?

Michael Shea:  For the full year of this year, it would be—regular D&A would be about, estimating about 4.8 million would be our regular D&A for 2010.

Dennis Van Zelfden:  Okay.  Now, secondly, can you explain just exactly what this interest and penalties were on the reversal of the—in the accrual on unclaimed property right, Mike?  What does that mean?

Michael Shea:  Sure, sure.  Let me give you the details.  Back in 2008, we entered into a voluntary disclosure program pertaining to unclaimed property; basically uncashed paychecks, vendor checks, contractor checks with a major state.  We did that because it was a voluntary program whereby we would waive all potential interest and penalties.  So if you read back in our SEC filings, we paid 1.4 million back in 2008 under that program.  That program has a two-year audit period to it, which closed this past June, 2010.  As that period closed, we were able to reverse the interest and penalties we had accrued of approximately 1.6 million, and you'll see that in Other Income on the base of the P&L.

Dennis Van Zelfden:  Okay.  So no issues either way with that particular item going forward?

Michael Shea:  No, not at all.  That is a closed issue.

Dennis Van Zelfden:  Okay.  I guess the next one is for Roy.  Roy, regarding your comment that you hope to get to a 5% operating margin by the fourth quarter, now is that going to be because revenue from all of these new programs, you know, will begin ramping up, and/or, is it the expense reductions that's going to allow you to get there; if you get there?

Roy Bubbs:  It's both.  First of all, as we said, we're taking major—more aggressive steps in our Hooper Holmes Services division, which we're seeing immediate impact on even in the month of July.  Just to refresh your memory, Hooper Holmes Health & Wellness, its strongest three to four months are September through November, and so we see a continuous double digit growth there.  The iParamed is up and running.  We expect to see that it will have nominal impact in the third quarter, but we'll definitely see a good impact in the fourth quarter.  The Medicare Advantage and health plans continue to ratchet up.  We continue to see that will continue to grow going into the fourth quarter.

We also believe that the—we see stabilization in our—at this moment in our life business.  Some of the major impact on that is three of our five largest customers were off 30 plus percent.  They're excellent customers.  We believe they're doing the things that are necessary to get their sales back on track, and we anticipate to continue to participate in their—in those particular accounts.  They have told us directly that we're still getting our normal fair share, but their business is off significantly.  So those are the things that we believe will really impact us the latter part of the third quarter into the fourth quarter.

Dennis Van Zelfden:  Okay, last question.  Regarding this—the Medicare and Blue Cross, you know, the Portamedic revenue from non-life customers, is there any way for you to give us an idea of how much potential revenue could come from those type—that avenue?  Is that a big deal, or just an incremental piece of business?

Roy Bubbs:  Well, it—part of it is what's going to happen, you know, obviously in the health legislation and so forth.  Right now we see it increasing at a nice pace.  Is it going to replace the life insurance industry?  No.  Can it be a reasonable portion of our revenue going forward?  Yes.  Yes, I don't really want to forecast that at this moment, but we believe it's sizeable enough that we've put our time and energy in it so that—and that we believe it will have a meaningful impact on our total revenue and earnings over the next several years.

Dennis Van Zelfden:  All right, thanks, guys.

Michael Shea:  Thanks, Dennis.

Operator:  Thank you.  Our next question is from the line of Walter Schenker with MAZ Partners.  Please go ahead.

Walter Schenker:  Hi, guys.

Roy Bubbs: Hi, Walter.

Walter Schenker:  Two questions, first of which, which I've asked on prior calls.  We keep generating cash, which is good—a good thing, why, and what is the catalyst to have the company institute some return of capital to shareholders, like a dividend?

Roy Bubbs:  Well, I can say the Board is looking at everything, including how the cash could be used maybe to improve revenue and gross margins, too.  And so that is an ongoing discussion.  Obviously the price of our stock right now looks kind of interesting to us also as an opportunity, and we believe, you know, we obviously are going to decide on what we're going to do with the cash.  We're getting to that point where we have to utilize it besides sitting in our bank account.  So it—we continue to review it, both from a business growth and also from a shareholder's point of view.

Walter Schenker:  Okay, and just to clarify—the second question, looking at the fourth quarter, the message you're trying to give is you expect to be profitable or you expect to be profitable and hope to be at forecast, closer to or at your 5% target?

Roy Bubbs:   Our goal is still to get to that 5%.  Everything we do is focused on achieving the 5%.  Obviously in order to do it we're going to be profitable to do that, and—but we haven't taken our foot off the gas pedal of achieving that.  Obviously we believe very strongly that that's an important aspect of this company going forward, and management has full intention, along with the Board, of trying to achieve—working to achieve that number.  It'd be helpful for the insurance industry to have a small rebound, and our other projects are moving along, so we—we're optimistic about that number.

Walter Schenker:  And I promised two, but as the third just point, is the issue with—I think it's Viaticals -- I'm probably pronouncing it wrong, is that issue on high-end insurance policies affecting you in the industry; the concerns about people taking out high-end policies to resell them, or that's not really an issue that's affecting the industry?

Roy Bubbs: You know, it's an interesting theoretical question, and I think my guess is maybe a little bit, but there's no funding for life settlement Viaticals at this moment.  What we've seen though is some companies change their product designs with guarantees in them so the policy, or it needs to be funded differently if that life settlement became an issue.  But it's really not an excuse I'd go run behind.

Walter Schenker:  Okay.  Thanks a lot, Roy.

Operator:  Thank you.  Our next question is from the line of Brad Evans with Heartland Fund.  Please go ahead.

Brad Evans:  Yes, good morning, everybody.

Roy Bubbs:  Hey, Brad.

Michael Shea:  Morning, Brad.

Brad Evans:  Just, I got a few questions here.  If you could just give me, if you don't mind, Portamedic, Health & Wellness, and Heritage Labs volumes for the quarter?

Michael Shea:  Sure.  Paramedical exams in Q2 for Portamedic, 336,000; that's 5,244 per day.  In Heritage Labs second quarter we tested 126,000 specimens, and Health & Wellness screenings for the second quarter were 40,000—40,000 health screenings.

Brad Evans:  Okay.  I'll come back to that in a second, I guess.  Hooper Holmes Services, what is your current expectation for the cumulative loss for that business for 2010 operating loss?  What kind of drag is that representing to the overall P&L?

Michael Shea:  That was a $900,000 drag in the second quarter, okay?  And we have programs in place, cost reduction programs to bring that down over the next two quarters, and basically make that a profitable unit as we leave 2010.  Okay, so the current run rate is 900,000; that was second quarter.  We want that down to zero or better by the time we leave this year.

Brad Evans:  I'm sorry, Mike, what was the first half loss, I don't have it in front of me?  Or the first quarter?

Michael Shea: 1.3 million.  So 2.1 million cumulative first half loss in that organization.

Brad Evans:  Okay.  And at this point you're still committed to that business as a part of the portfolio?  You see the merits of maintaining that business within the Hooper Holmes portfolio?

Roy Bubbs:  Yes, we do.  I mean it ties into the other aspects of our business quite well.  You know, it—there's a continuum on accumulating data through the tele-interviewing process.  Just to give you an example, if there are connectivity issues with our iParamed, the examiner can just take the bio data and the fluids and call our 1-800 number and we can continue to do the exam through a TI application, and still have the same impact on the industry.

The collection of medical information—pharmaceutical information is very key to the industry.  We just need to get it positioned correctly from an expense point of view.  We have a fair share of management attention on it.  We've done some changes and we highly expect that to meet what Michael said by the end of the year.  But right now, we see it as a critical part of our business.

Brad Evans: Okay.  You know, I think the balance sheet trends are also very—with the second quarter cash balances, especially in light of the, you know, volatility and profitability here, that's good to see.  Are you exploring inorganic growth opportunities that would be complementary to your existing portfolio that might allow for accelerated top line, as well as, perhaps, some additional profitability; accretive acquisitions, I guess?  Are you looking for opportunities?

Roy Bubbs:  Yes.

Brad Evans:  And can you just talk about how large that pipeline is today versus, say, six or 12 months ago, and perhaps the likelihood that something might happen in the next, say, six to 12 months?

Roy Bubbs: The pipeline is fluctuating.  Our attention on an acquisition has been around with the Health & Wellness; can we expand that and grow faster?  And so that's fluctuated, I would imagine, based around what's happening in the health sector starting back with the health laws—the new health law, excuse me.  I would—it fluctuates, so is it bigger, smaller, I can't—you know— I guess it'd probably be about the same off the top of my head, Brad.

As it pertains to going forward, I could go back to Walter's question.  We have continued to develop working capital.  We need to obviously deal with that going forward, and if there is the right acquisition, or right opportunity, or right partnership that's available that can impact both top and bottom line, we're obviously going to be aggressive in exploring that

Brad Evans:   But I guess the key word there would be accretion, correct?

Michael Shea:  Absolutely.

Roy Bubbs:  Yes.

Brad Evans:  Okay, good.  It looks like your Health & Wellness volumes on a year-over-year basis have started to accelerate again off of the first quarter.  Is that just reflecting the, you know, the gradual and slow recovery in private sector employment?  Is that just the—is that a good explanatory factor of what's happening there?

Roy Bubbs:  We hope that adds more geometric growth to it, but the real factor is is that our screens in this business tend to build all during the year.  August starts really ramping up, and September, October, and November are big three months—three and a half months where we do the most, and that's once again where companies start doing their screenings or the evaluation for their health plan, so forth and so on.  You see a lot less of it in the first half because, you know, they're implementing what they did the prior year.

So it is a more cyclical business, which has been one of our challenges, which management has done a good job now of fixing our cost structure to deal with it, where in the past, you know, we had too many fixed costs in the first half of the year.  And right now we're in a much better position to manage our profitability and still meet our business in the second half of the year.

Brad Evans:  Okay, I just have one last question and then I'll cede the floor.  Just iParamed, can you just talk about—I guess I'm a little—I just would love to know maybe if you can kind of size the market opportunity with iParamed, and discuss how it impacts Portamedic?  Is it incremental or does it cannibalize some of Portamedic's existing businesses, or revenue streams?

Roy Bubbs:   No, it has—the revenue is additional revenue to what—the beautiful thing about the product is we can do everything from just create a digital image that shouldn't have any errors in it because the eExam doesn't allow you to go to another question without filling it in.  It doesn't allow you to put in, you know, blood pressure of 2000 over 73.  It'll challenge you even to the point of we have a doctors registry built into it so that when they're asking for a doctor name, you know, it'll actually pull up if there's a doctor ABC in Kansas City, it'll bring up—if there's one or two of them and the right addresses and everything.  So it takes the error aspect and the handwriting aspect and adds a lot of speed to it.

So the ultimate side of that is that for the companies who have the more advanced underwriting and workflow systems, it can–instead of sending an image, you can send data which can populate their underwriting files, their case management files immediately, and even cut down their cost of retyping, and doing all the case management that's involved.  But it doesn't cannibalize, and what I'm hoping, and what we expect is as this is rolled out, if we have 30 or 40% of a particular insurance company's current on our volume that this is such an improvement that we can see growth—growing that percentage with that particular insurance company so we get more volume from them because we believe that this is going to save all the errors, all the repeat going back to insurers saying, you know, the insurance company wants three blood tests, we only got two, and all those kind of follow-up things that create time and frustration in the marketplace.  But I'd be more—if you have any more specific question, I'd be more than happy.  I'm excited about—I think that—what's it's going to do, and the differentiation it's going to have in the marketplace.

Brad Evans:   Just one follow-up.  Can you just kind of—just, you know, from a high level discuss the margin profile that—of that particular line of business versus the underlying margins at Portamedic?

Roy Bubbs:   Well, I don't want to—overall, there is good additional financials in it.  I think the longer-term is the ability to do a lot of these other things (inaudible) we go down the level of service.  And I'll let Michael go into the numbers so I don't make a mistake on a particular number and he'll yell at me.

Michael Shea:  Yes, I mean with (inaudible) on the sizing, this is incremental to the regular work we're doing out there now.  So, you know, you figure if you want to size it then, you know, you can do your own math.  We do 1.5 million exams a year, so whatever—wherever this additional per click charge, and that's just the original pricing out of the gate, so the other pricing models has just developed (inaudible) rolled out, so if it's $3, $5, $7, you can do your own math on 1.5 million exams currently done.  Then apply a rollout acceptance rate to that.  So, okay, so it's going to start in the fourth quarter of this year—third and fourth quarter—you're going to have 25% acceptance of that 1.5 million in 2011, then 50% as it catches on, or perhaps even faster than that.  So, and that's incremental; that's the answer to your incremental revenue.  And as I said, as we get further down the line and have additional releases of iParamed, there'll be additional pricing for those benefits that we're giving to our customers.

So out of the gate it will be incremental revenue.  It will be incremental profits, and I'll let you apply the acceptance rate to our current number of exams.

Brad Evans:  Well, thanks for that feedback.  That's helpful.  Thank you.

Michael Shea:  Thanks, Brad.

Operator:  Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time.  As a reminder, if you are using speaker equipment, you'll need to lift the handset before making your selection.  One moment, please.  There are no further questions.  Please continue.

Roy Bubbs:  Well, I want to thank you all for spending the time today.  We look forward to telling you our third quarter results.  Have a great remainder of the summer, and if you have more specific questions, please feel free to call Michael and myself.  Thank you, and have a great day.

Operator:  Ladies and gentlemen, that does conclude our conference for today.  Thank you for your participation.  You may now disconnect.